NEWSFROM
Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  June 29, 2007
CONTACT:  Celesta M. Miracle - (304) 842-3597   http://www.petd.com

Petroleum Development Corporation Announces First Quarter 2007 Results
Commodity Price Changes Impact Results
Record Quarterly Production – On Track for 28 Bcfe Target

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/GSM PETD) today reported net income of $2.5 million for the first quarter of 2007, compared to $11.6 million for the same period of 2006.  Increased revenue from record oil and gas production in the period was offset primarily by lower oil and gas prices and unrealized losses on oil and gas price risk management (derivative) activities.  Other factors impacting quarterly results are increased depreciation, depletion and amortization (DD&A), and increased general and administrative (G&A) expense.  The following table summarizes key results:

	Three Months Ended
First Quarter Comparative Results	March 31,
	(unaudited)
(in thousands, except per share amounts)	2007	2006
Revenues	$57,912	$82,770
Net income	$2,501	$11,645
Basic earnings per common share	$0.17	$0.72
Diluted earnings per common share	$0.17	$0.72

Adjusted Cash Flow was $18.8 million and $16.3 million for the first quarters of 2007 and 2006, respectively.  The increase in Adjusted Cash Flow was achieved with an oil and gas sales price that was $1.32 per Mcfe lower than the earlier period.  The Company’s management believes Adjusted Cash Flow is relevant because it is a measure of cash available to fund the Company’s capital expenditures and to service its debt.  Management also believes Adjusted Cash Flow is a useful measure for estimating the value of the Company’s operations. The following table provides a reconciliation of Adjusted Cash Flow to GAAP net income (in thousands).

	Three Months Ended
	March 31,
	2007	2006
Net income	$2,501	$11,645
Deferred income tax expense (benefit)	(3,379)	996
Depreciation, depletion and amortization	13,074	6,587
Unrealized loss (gain) on derivative transactions	6,636	(2,894)
Adjusted Cash Flow*	$18,832	$16,334
*Adjusted Cash Flow is net income before deferred income taxes, depreciation, depletion, and amortization and unrealized gains or losses on derivative transactions.

Oil and gas production in the first quarter of 2007 was up 45% to 5.3 billion cubic feet equivalent (Bcfe), from 3.7 Bcfe in the first quarter of 2006, where 1 million barrels of oil equals 6 billion cubic feet of gas equivalent (Bcfe). The production increase resulted primarily from the Company’s first quarter acquisitions and new wells drilled. Both oil and natural gas prices were lower in 2007, resulting in a decline in the average price per Mcfe from $7.70 in 2006 to $6.38 in 2007 or 17.1%. DD&A increased due to increased production as costs of new wells and acquisitions were added to the depreciable assets. The overall depreciation rate for production was $2.32 per Mcfe in the first quarter of 2007 compared to $1.66 per Mcfe in the first quarter of 2006.

Continued on Page 2

“Despite the effects of lower commodity pricing that largely impacted year-over-year quarterly results, PDC is poised to have the best production year in our history,” said Steven R. Williams, Chairman and CEO.  “We have made significant investments in our administrative and field operations that will further improve our long-term performance as well as our operational effectiveness,” added Williams.

As previously announced, the NASDAQ Listing Qualifications Panel required that the Company file its Quarterly Report on Form 10-Q for the Quarter ended March 31, 2007 by no later than June 29, 2007. The Company will file its Form 10-Q for the quarter ended March 31, 2007, later today.  The Company believes the filing satisfies that requirement and that it will upon filing comply with all NASDAQ listing requirements.  The Company will seek confirmation of compliance from the NASDAQ Listing Qualifications Panel.

Acquisitions

During the first quarter of 2007, the Company completed its acquisitions of suitable like-kind properties in connection with reinvestment of proceeds from the sale of undeveloped leaseholds located in Grand Valley Field, Garfield Country, Colorado in July 2006.  The Company acquired for cash qualifying oil and gas properties totaling $189.3 million, including costs of acquisition.  The acquisitions included EXCO Resources Inc.’s producing properties and undeveloped drilling locations and acreage in the Wattenberg Field area of the DJ Basin, Colorado.  The acquisition included 144 oil and gas wells (approximating 25.5 Bcfe proved developed reserves as of December 31, 2005) and 8,160 acres of leasehold.  The wells and leases acquired are located in Weld, Adams, Larimer, and Broomfield Counties, Colorado.  The Company will operate the assets and holds a majority working interest in the properties.

As part of the like-kind purchases the Company also completed the purchase of the remaining working interests in 44 Company-sponsored partnerships. The transaction resulted in an increase in the Company’s net interest in 718 gross wells, 423 net wells, that are currently operated by the Company.  The wells are located primarily in the Appalachian Basin and Michigan.

The Company acquired like-kind undeveloped leaseholds in Erath County, Texas for $1.8 million, including cost of acquisition.  The target formation for initial development in the area is the Barnett Shale formation.

In addition to the like-kind exchange transactions, the Company also acquired 28 producing wells and associated undeveloped acreage located in Colorado (Wattenberg Field) for a purchase price of $11.9 million. The acquisition includes current daily production of approximately 668 Mcfe (520 Mcf of gas and 25 barrels of oil per day), for interests acquired, and 100 or more undeveloped drilling locations, with an estimated 19.1 Bcfe of proved reserves, and an additional 7.5 Bcfe of probable reserves.

Drilling Activity

During the three months ended March 31, 2007, the Company and its drilling fund partnership drilled a total of 56 developmental wells as detailed by field below.  Wells labeled as program wells were drilled for the benefit of the Company and its drilling fund partnership, while wells labeled as Company were drilled for the benefit of the Company. The Company has a 37% working interest in the drilling program wells.

	Development
	Successful	Dry	Total
Program
Wattenburg	19	1	20
Piceance	3	-	3
	22	1	23
Company
Wattenburg	7	-	7
Piceance	13	-	13
NECO	12	1	13
	32	1	33
Total
Wattenburg	26	1	27
Piceance	16	-	16
NECO	12	1	13
	54	2	56

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Additionally, during the three months ended March 31, 2007, the Company drilled for the benefit of the Company and its drilling fund partnership, five exploratory wells.  Two of these wells were drilled on the Company’s North Dakota Nesson acreage and three wells were drilled on the Colorado Wattenburg acreage.  Of the five exploratory wells, two were determined to be dry, one in each field.

Oil and Gas Sales and Production

Oil and gas sales from the Company's producing properties for the three months ended March 31, 2007, were $34.0 million compared to $28.3 million for the same prior year period, an increase of $5.7 million or 20.1%.  The increase was primarily due to significant increased volumes of natural gas and oil partially offset by lower average sales prices.  The increase in natural gas and oil volumes was the result of the Company's increased investment in oil and gas properties, primarily the first quarter acquisitions, and the significant increased number of wells drilled for its own account over the past year.

The Company's oil and natural gas production for the first quarter of 2007 totaled 5.3 Bcfe, an increase of approximately 45% over the first quarter of 2006. Oil and gas production by area of operations along with average sales price (excluding derivative gains/losses) is presented below:

	Three Months Ended March 31, 2007			Three Months Ended March 31, 2006
		Natural	Natural Gas		Natural	Natural Gas
	Oil	Gas	Equivalents	Oil	Gas	Equivalents
	(Bbl)	(Mcf)	(Mcfe)*	(Bbl)	(Mcf)	(Mcfe)*
Appalachian Basin	1,374	609,397	617,641	489	408,425	411,359
Michigan Basin	815	420,887	425,777	1,089	356,292	362,826
Rocky Mountains	197,350	3,105,669	4,289,769	126,135	2,147,963	2,904,773
Total	199,539	4,135,953	5,333,187	127,713	2,912,680	3,678,958

Average Sales Price	$ 45.06	$ 6.05	$ 6.38	$58.28	$ 7.17	$7.70

*One barrel of oil is equal to the energy equivalent of six Mcf of natural gas

Oil and Gas Derivative Activities

Because of uncertainty surrounding natural gas and oil prices we continue to use various derivative instruments to manage some of the impact of fluctuations in prices.  Through October 2008, the Company has in place a series of floors and ceilings on a portion of its natural gas and oil production.  Under the arrangements, if the applicable index rises above the ceiling price, it pays the counterparty; however, if the index drops below the floor, the counterparty pays the Company.  During the three months ended March 31, 2007, the Company averaged natural gas volumes sold of 1.4 Bcf per month and oil sales of 67,000 barrels per month.  The positions in effect as of June 29, 2007, on the Company's share of production by area are shown in the Company’s Form 10-Q for March 31, 2007.  The following table summarizes these derivative positions. The percentages shown are based on first quarter production rates and will change with changes in production.

	Period		Avg. Floor	% of Production	Avg. Ceiling	% of Production
Natural Gas	Begin	End	Prices	with Floors	Prices	with Ceilings
Appalachian/Michigan	Apr-07	Oct-07	$6.50	80%	$10.83	20%
(NYMEX Based)	Nov-07	Mar-08	$7.00	68%	$13.70	34%

NECO	Apr-07	Oct-07	$5.50	81%	$9.80	23%
(Panhandle Based)	Nov-07	Mar-08	$5.89	62%	$11.25	35%

Piceance Basin	Apr-07	Oct-07	$4.73	89%	-	-
(CIG Based)	Nov-07	Mar-08	$5.25	66%	$9.80	33%

DJ-Wattenberg Field	Apr-07	Oct-07	$4.00	49%	-	-
(CIG Based)	Nov-07	Mar-08	$5.25	25%	$9.80	25%
Continued on Page 4

	Period		Avg. Floor	% of Production	Avg. Ceiling	% of Production
Oil	Begin	End	Prices	with Floors	Prices	with Ceilings
Wattenberg/North Dakota	Apr-07	Oct-07	$50.00	20%	-	-
(NYMEX Based)

Oil and Gas Price Risk Management, Net

For the three months ended March 31, 2007, the Company recorded unrealized losses of $6.2 million and realized gains of $0.6 million compared to unrealized gains of $3.5 million and realized gains of $1.4 million for the same prior year period. The 2007 change is the result of increase in CIG pricing from December 31, 2006 to March 31, 2007 along with the increased derivative positions and increased production in Colorado.

Petroleum Development Corporation and Subsidiaries
Condensed Consolidated Statements of Income
(unaudited; in thousands except per share data)
	Three Months Ended March 31,
	2007	2006
		Revised*
Revenues:
Oil and gas sales	$34,016	$28,332
Gas sales from marketing activities	21,987	41,942
Oil and gas well drilling operations	4,030	5,278
Well operations and pipeline income	3,298	2,290
Oil and gas price risk management, net	(5,645)	4,925
Other	226	3
Total revenues	57,912	82,770

Costs and expenses:
Oil and gas production and well operations cost	9,035	6,949
Cost of gas marketing activities	21,512	41,780
Cost of oil and gas well drilling operations	564	4,212
Exploration cost	2,678	1,208
General and administrative expense	7,424	3,719
Depreciation, depletion, and amortization	13,074	6,587
Total costs and expenses	54,287	64,455

Income from operations	3,625	18,315
Interest income	1,143	392
Interest expense	(831)	(352)

Income before income taxes	3,937	18,355

Income taxes	1,436	6,710

Net income	$2,501	$11,645

Earnings per common share:
Basic	$0.17	$0.72
Diluted	$0.17	$0.72
Weighted average common shares outstanding:
Basic	14,726	16,114
Diluted	14,854	16,199

Continued on Page 5

2007 Outlook

The second quarter continued the trend of increasing production as new wells drilled in earlier periods were placed into production.  The Company expects the second quarter to be in line with plans to achieve 28 Bcfe of production in 2007.  Near the end of June the Company received the air quality permit for a new compressor facility in Grand Valley field. The station, with daily capacity of 50 million cubic feet per day (Mmcf) (an increase of approximately 35 Mmcf from the current facility) is important to achieving the annual production goal.  Start-up activities began on June 25, and the facility is expected to be fully operational in two to three weeks.  Initially the station will be operating at less than full capacity, but the Company expects to fully utilize the full throughput before the end of the year.

Oil prices were generally strong in the second quarter as were natural gas prices in the eastern operating regions, but the Rocky Mountain area natural gas prices were substantially lower than other regions of the country.  This resulted from local oversupply in the region, and insufficient pipeline capacity to move natural gas to other markets.  This pricing situation is expected to continue until the winter of 2007-2008.   A longer term solution is expected in January 2008 when portions of the Rockies Express Pipeline are scheduled to be placed into service.  This new pipeline is planned to move 1.8 Bcfe per day from the Rocky Mountain area to the Midwest United States, and should relieve local markets in the Rockies for several years.  The Company expects this to result in improved prices relative to other markets areas compared to the current market.

The Company is continuing a very active development drilling schedule in the second quarter and beyond.  The new wells, many of which are being drilled on property obtained through the like-kind exchange purchases, are expected to provide the additional production required to reach the production target.

Continuing development of the technical capabilities and accounting processes, including a new information system, will result in a continuation of the higher level of G&A expense in 2007. These improved systems, processes and a strengthened staff will help assure that the Company can meet its reporting obligations in a timely and accurate fashion.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas and oil. The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in federal or state tax policy, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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120 Genesis Blvd. • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597